Exhibit 10.1

STOCK OPTION EXERCISE PRICE INCREASE

ELECTION FORM

Name:	Date of Election:

E-mail:	Social Security Number:

Work Phone:	Employee Number:

PLEASE NOTE THAT BY YOUR SIGNATURE BELOW, YOU ARE ACKNOWLEDGING THAT YOU HAVE READ THIS ELECTION FORM AND ALL ACCOMPANYING DOCUMENTS.

This election may be necessary to protect you from penalty taxes that may be imposed on you under new Section 409A of the Internal Revenue Code. Under the new law, if you hold stock options that vest after December 31, 2004 that were not granted with an exercise price equal to at least the fair market value of the Company’s stock on the date of grant (“discount options”) the portion of the stock options that vests after December 31, 2004 does not comply with Section 409A and, unless the options are corrected, your gain with respect to the affected portion of your option will be includible in your taxable income prior to exercise, and will be subject to regular state and federal taxes plus a 20% federal penalty tax and interest charges. However, under special transition rules designed by the IRS to protect taxpayers from such adverse tax consequences, you are permitted to make an irrevocable election to increase the exercise price of these stock options to the fair market value of the Company’s stock on the date of grant (as defined in the Company’s applicable stock incentive plan) of the stock options.

Please select one of the Election alternatives below and complete the required information, and submit the form. If you do not make an Election below, you will be liable for any taxes resulting from your discount options.

☐	I hereby elect to increase the exercise price of each of my discount options to the exercise price that the Company determines is equal to the fair market value of each such stock option on its date of grant.

☐	If and only if, and only to the extent, they are discount options, I hereby elect to increase the exercise price of the following options to the exercise price that the Company determines is equal to the fair market value of each such stock option on its date of grant.

Option Grant Number

BEA Systems, Inc.

Signed:	Signed:

Date:	Date:

Name (printed):	Name (printed):

IMPORTANT DEADLINE: You must ensure that this election form is received by BEA Systems at the contact information below no later than 12:00pm (Noon) on December 29, 2006. If this election form is not received by then or is improperly completed, it will be invalid.

Please return your completed form by facsimile to:

BEA Systems, Inc.

c/o David S. Thomas

Employee Benefits & Compensation Group

Wilson Sonsini Goodrich & Rosati

Fax: 650.493.6811

650 Page Mill Road

Palo Alto, CA 94304

Representations Regarding the Terms and Conditions of this Election and Amendment of Eligible Options

Voluntary Participation. The election made by me on this form is entirely voluntary. I understand that the Company is not making, nor has it made, any recommendations on whether I should make an election, and that the Company in applying the program under which these options were granted, has provided the flexibility to permit me to make the election voluntarily as I deem appropriate. I acknowledge that I understand that the deadlines described in this form are IRS-imposed deadlines that impact the tax treatment of my discount options and not the Company-imposed deadlines on the use of the elections described in this form. I further acknowledge that I understand that the Company’s stock plans provide that, after I properly complete and deliver this election, all of my discount options covered by a valid election will be amended automatically as described in this election form.

Irrevocable Election. I acknowledge that once I make an election under this procedure, it is deemed to be irrevocable as of December 31, 2006, and thus I may not later change my decision with respect to any portion of this election. However, the Company does reserve the right to cancel or replace, or allow employees to cancel or replace, this election to the extent permitted or required by subsequent changes in the tax law.

Amendment to Stock Option. I acknowledge that my election selected above will serve as an amendment to my discount options to the extent required to implement such election. By my execution of this election, I agree to be bound by all the terms and conditions of this election as described in this election form and its instructions. I further authorize the Company to apply all provisions of my option agreement to prevent taxation under Section 409A. Other than as amended by the terms and conditions of this election, my discount options remain subject to all of the terms and conditions of the applicable stock plan and stock option agreement(s) memorializing my discount options.

No Guarantee of Vesting or Continued Status as a Service Provider. I acknowledge and agree that my election hereunder does not alter the vesting schedule of my discount options. I also acknowledge and agree that my election hereunder does not constitute an express or implied promise of continued status as a Service Provider for the applicable discount option vesting period, and that any election I may make shall not interfere with my right or the Company’s right to terminate my status as a Service Provider at any time, with or without cause.

Tax and Financial Consultation. I acknowledge and represent that I have consulted with such tax and legal advisors and consultants, if any, as I deemed advisable in connection with this election. I acknowledge that the information provided to me about the IRS regulations by the Company is based on the Company’s current reasoned interpretation of complicated proposed regulations and other IRS guidance based on the advice of various tax and legal experts, that I am not relying on the Company in, and I am solely responsible for, making any election hereunder and that I am not relying upon the Company for any such tax or legal advice.

Execution and Agreement to Terms and Conditions. Before signing this election form, I have received, read and understood this election form and its instructions. By submitting this election to the Company, I agree that my discount options have been amended, to the extent necessary, to reflect this election, and that my discount options are governed by the terms and conditions of this election, the applicable stock plan and my stock option agreement(s).

Administration. The Company will determine, in its sole and absolute discretion, all questions as to the form of election and the validity, eligibility and time of receipt of any election. Our determination of these matters will be final and binding on all parties.

THE COMPANY IS NOT MAKING ANY RECOMMENDATION TO ANY PERSON REGARDING WHETHER OR WHEN TO TAKE ANY ACTION IN RESPONSE TO SECTION 409A. EVERY AFFECTED OPTION HOLDER MUST DECIDE WHETHER AND HOW TO IMPLEMENT THESE POTENTIAL ACTIONS BASED ON HIS OR HER OWN PERSONAL TAX AND FINANCIAL POSITION AND OTHER FACTORS.